Exhibit 11.1

TOM ONLINE INC.

(“Company”)

CODE OF BUSINESS CONDUCT AND ETHICS

I. Compliance Standards

The Company Secretary is responsible for applying these policies to specific situations in which questions may arise and has the authority to interpret these policies in any particular situation. Any questions relating to how these policies should be interpreted or applied should be addressed to the Company Secretary.

An employee or director who is unsure of whether a situation violates this Code should discuss the situation with the Company Secretary to prevent possible misunderstandings and embarrassment at a later date.

An employee or director who is aware of any questionable behavior should discuss the situation with the Company Secretary to prevent possible misunderstandings and embarrassment at a later date.

Any employee or director who becomes aware of any existing or potential violation of laws, rules, regulations or this Code is required to notify the Company Secretary promptly. Failure to do so is itself a violation of this Code. To encourage employees and directors to report any violations, the Company will not allow retaliation for reports made in good faith.

II. Conflicts of Interest

A “conflict of interest” occurs when an individual’s private interest, real or perceived, interferes or appears to interfere with the interests of the Company. Conflicts of interest are prohibited as a matter of Company policy, unless they have been approved by the Company. In particular, an employee, officer or director must never use or attempt to use his or her position at the Company to obtain any improper personal benefit for himself or herself, for his or her family, or for any other person. In addition, an employee, officer or director must never assume, or be subject to, any other duties, responsibilities or obligations that interfere with such person’s duty to the Company.

Sometimes the line between personal and Company benefits is difficult to draw, and sometimes there are both personal and Company benefits in certain activities. Employees, officers and directors who intend to make use of Company property or services in a manner not solely for the benefit of the Company should consult with the Company Secretary beforehand. Any employee, officer or director who is aware of a conflict of interest or is concerned that a conflict might develop should discuss the matter with the Company Secretary promptly.

III. Full and Fair Disclosure

It is the Company’s policy to comply with all applicable laws, rules and regulations related to the disclosures the Company makes to the SEC and to ensure that such disclosures are made fairly, accurately and timely. The Company will disclose in its annual report filed with the SEC that it has adopted a code of ethics for all of its directors, officers and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Company will make a copy of this Code available to the public through a posting on the Company’s Internet website and by disclosing its Internet website address and the fact that it has posted its code of ethics on its Internet website in the Company’s annual report filed with the SEC.

An employee who is unsure of whether any particular disclosure is required under any applicable laws, rules or regulations should discuss the situation with the Company Secretary to prevent possible misunderstandings and embarrassment at a later date.

Any violation of applicable laws, rules and regulations related to the disclosures the Company makes to the SEC will be dealt with swiftly by the Company and promptly disclosed to the applicable law enforcement authorities.

IV. Compliance with Laws, Rules and Regulations

It is the Company’s policy to comply with all applicable laws, rules and regulations. It is the personal responsibility of each employee, officer and director to adhere to the standards and restrictions imposed by those laws, rules and regulations.

An employee who is unsure of whether a situation violates any applicable laws, rules or regulations should discuss the situation with the Company Secretary to prevent possible misunderstandings and embarrassment at a later date.

Any violation of applicable laws, rules and regulations, including any conflict of interest that rises to such a level, will be dealt with swiftly by the Company and promptly disclosed to the applicable law enforcement authorities.

V. Waivers of this Code

From time to time, the Company may waive some provisions of this Code. Any employee, officer or director who believes that a waiver may be called for should contact the Company Secretary. Under the rules of the Nasdaq Stock Market, Inc., any waiver of the Code for executive officers or directors of the Company may be made only by the Board of Directors and must promptly be disclosed to shareholders, along with the reasons for the waiver. Such disclosure shall be made in the Company’s public filings, not later than the next periodic report.

In addition, any amendment or waiver of this Code that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or person performing similar functions, and that has been made known to an executive officer of the Company, shall be disclosed in a Form 8-K filed by the Company, or posted on the Company’s Internet website, within five business days of such amendment or waiver. The disclosure shall include a brief description of the nature of the amendment or waiver, and in the case of a waiver, the name of the person to whom the waiver was granted and the date of the waiver. Such disclosure will be required with respect to any material departure from a provision of this Code, or the failure by the Company to take action within a reasonable period of time regarding a material departure from a provision of this Code. No disclosure in a Form 8-K or by posting on the Company’s Internet website, however, will be required for technical, administrative or other non-substantive amendments of this Code. If the Company discloses amendments or waivers to this Code by means of a posting on the Company’s Internet website, then the Company shall previously have disclosed, in its most recent annual report filed with the SEC, the Company’s Internet website address and the fact that it intends to disclose such amendments and waivers on the Company’s Internet website.

VI. Enforcement

The Company intends to enforce the provisions of this Code in a consistent manner, regardless of the status of the employee at the Company. Enforcement by the Company shall commence promptly following notice to the Company of any violation or alleged violation of this Code. The Company Secretary shall be responsible for receiving such notices and for applying the provisions of this Code to situations that violate or potentially violate this Code.

An employee or director who is unsure of whether a situation violates this Code may discuss the situation with the Company Secretary to prevent possible misunderstandings and embarrassment at a later date. The responsibility of an employee or director to report any questionable behavior promptly to the Company Secretary is a clear and objective requirement. A failure to observe this requirement will itself be a violation of this Code. The Company wishes to encourage employees and directors to report questionable behavior, and the Company will, therefore, not tolerate any retaliatory actions toward employees and directors that have made reports in good faith.

To determine whether a violation of this Code has occurred, an initial investigation will be made by or under the direction of the Company Secretary, and the result of such investigation shall be presented in a written report to Chief Executive Officer. If deemed necessary, Chief Executive Officer and the Company Secretary shall conduct interviews with all employees and directors possessing relevant information. The Chief Executive Officer and the Company Secretary shall then present its findings in writing to the Board of Directors, or a committee of the Board of Directors. The Board of Directors, or such committee, as applicable, will take further action to enforce the provisions of this Code.

3